Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.
745 Fifth Avenue, 19th Floor
New York, NY 10151

CONTACTS:	Alexandra Delanghe Ewing	Matt Chesler, CFA
	Chief Communications Officer	Vice President, Investor Relations
	646-429-1845	646-412-6877
	adelanghe@mdc-partners.com	mchesler@mdc-partners.com

MDC Partners Announces Dismissal of Class Action Shareholder Lawsuit

New York, NY, October 5, 2016 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) announced today that the U.S. District Court presiding over North Collier Fire Control and Rescue District Firefighter Pension Plan, et al v. MDC Partners Inc., et al, No. 15 Civ. 6034 (S.D.N.Y.), granted the Company’s motion to dismiss the plaintiffs’ amended complaint in its entirety with prejudice, and directed the Clerk of the Court to “close the case.”

“We are extremely pleased with the Court’s decision,” said Scott L. Kauffman, MDC Partners’ Chairman and Chief Executive Officer. “We defended and promptly moved to dismiss this suit because we believed strongly that the plaintiffs’ allegations concerning the Company’s accounting practices and disclosures were without merit, and it is gratifying that the Court dismissed this class action case in its entirety.”

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, media, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.